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                                                                    EXHIBIT 99.2

                                  MOSAIX, INC.

           RESTATED 1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                               ARTICLE I - PURPOSE

        The purposes of the Mosaix, Inc. Restated 1992 Stock Option Plan for Non-Employee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable non-employee directors of Mosaix, Inc. (the "Corporation") and to provide an incentive for such directors to increase their proprietary interest in the Corporation's long-term success and progress.

                     ARTICLE II - SHARES SUBJECT TO THE PLAN

        Subject to adjustment in accordance with Article VI hereof, the total number of shares of common stock (the "Shares") of the Corporation for which options may be granted under the Plan is 225,000 shares. The Shares shall be shares presently authorized but unissued or subsequently acquired by the Corporation and shall include shares representing the unexercised portion of any option granted under the Plan which expires or terminates without being exercised in full.

                        ARTICLE III - PLAN ADMINISTRATOR

        The administrator of the Plan (the "Plan Administrator") shall be the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

                     ARTICLE IV - PARTICIPATION IN THE PLAN

        Each Director of the Corporation elected or appointed who is not otherwise an employee of the Corporation or any subsidiary ("Eligible Director") shall be eligible to receive the following option grants under the Plan:

1.      INITIAL GRANTS

        Prior to the date of the Annual Meeting for 1998, an initial grant (an "Initial Grant") of an option to purchase 5,000 shares shall automatically be granted to each person who is an Eligible Director as of the date of approval of this Plan, upon such date of adoption, and to each person who becomes an Eligible Director following the date of approval of this Plan, upon the earlier of the Director's initial election or appointment as a Director of the Corporation.

        Initial Grants shall vest annually over five years from the date of grant in accordance with the schedule set forth in Article V.

2.      ADDITIONAL GRANTS

        Commencing with the annual meeting of shareholders of the Corporation as specified in the Corporation's Bylaws (the "Annual Meeting") for 1993 and through the Annual Meeting for 1995, each Eligible Director shall automatically receive an additional grant (an "Additional Grant") of an option to purchase 1,000 shares immediately following each Annual Meeting, and commencing with the Annual

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Meeting for 1996 and prior to the date of the Annual Meeting for 1998, each
Eligible Director shall automatically receive an Additional Grant of an option to purchase 2,000 shares immediately following each Annual Meeting; provided, however, that a Director who has received an Initial Grant within six months prior to an Annual Meeting shall not receive an Additional Grant until the next year's Annual Meeting.

        Additional Grants shall be fully vested and immediately exercisable upon the date of grant.

3.      DISCRETIONARY GRANTS

        Beginning on the date of the 1998 Annual Meeting, and except for the terms and conditions explicitly set forth in the Plan, for all other grants of options ("Discretionary Grants"), the Plan Administrator shall have the exclusive authority, in its discretion, to determine all matters relating to Discretionary Grants under the Plan, including the selection of individuals to be awarded Discretionary Grants, the number of Shares subject to a Discretionary Grant, all terms, conditions, restrictions and limitations, if any, of a Discretionary Grant and the terms of any instrument evidencing the Discretionary Grant.

                            ARTICLE V - OPTION TERMS

        Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

1.      OPTION AGREEMENT

        Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Corporation and by the Eligible Director to whom such option is granted. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

2.      OPTION EXERCISE PRICE

        The option exercise price for an option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, "fair market value" shall mean the closing price or, if there is no closing price, the mean between the high and low sale prices for the Shares quoted on the day of grant on the National Association of Securities Dealers, Inc. Automated Quotation System or, if the Shares are traded on an exchange, the closing price on the day of grant on the principal exchange on which such Shares are then traded.

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3.      TIME AND MANNER OF EXERCISE OF OPTION

        Initial Grants awarded pursuant to Article IV.1 and prior to the date of the 1998 Annual Meeting shall become exercisable in accordance with the following schedule:

           Date On and After Which Option                  Portion of Total Option
                   Is Exercisable                           Which Is Exercisable
                   --------------                           --------------------
       Date of first subsequent Annual Meeting                       20%
                     after grant

       Date of second subsequent Annual Meeting                      40%
                     after grant

       Date of third subsequent Annual Meeting                       60%
                     after grant

       Date of fourth subsequent Annual Meeting                      80%
                     after grant

       Date of fifth subsequent Annual Meeting                      100%
                     after grant

        Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (i) in cash or by check, (ii) shares of the common stock of the Corporation already owned for at least six (6) months by the person exercising the option, valued at fair market value at the time of such exercise, or by (iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to properly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

4.      TERM OF OPTIONS

        If not otherwise established in the instrument evidencing the award of an option granted after the date of the 1998 Annual Meeting, each option shall expire ten years from the date of grant, but shall be subject to earlier termination as follows:

        (a) In the event of the death of an optionee, the option granted to such optionee shall be exercisable at any time within five (5) years after the date of death of such optionee (unless such option shall have been previously terminated pursuant to the preceding paragraph), to the extent of the number of shares covered by such option, whether or not such shares had become purchasable by such optionee at the date of such optionee's death, by the estate of such optionee, or by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made by the person or persons to whom the optionee's rights have passed, by will or the laws of descent and distribution.

        (b) In the event that an optionee ceases to be a Director of the Corporation for any reason other than the death of the optionee, the option granted to such optionee that has vested and become exercisable may be exercised by him or her only within five (5) years after the date such optionee ceases to be a Director of the Corporation.


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5.      TRANSFERABILITY

        Options shall not be transferable or assignable other than by (a) will or the laws of descent and distribution, (b) pursuant to a qualified domestic relation order, or (c) to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, as then applicable to the Company's benefits plans, by gift or other transfer to either (i) any trust or estate in which the optionee or such optionee's spouse or other immediate family member has a substantial beneficial interest or (ii) a spouse or other immediate family member, provided that such transfer would continue to require such options to be disclosed pursuant to Item 403 of Regulation S-K under the Securities Act of 1933, as amended from time to time.

6.      PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS SHAREHOLDER

        Neither the recipient of an option under the Plan nor his or her successor(s) in interest shall have any rights as a shareholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

7.      LIMITATION AS TO DIRECTORSHIP

        Neither the Plan, nor the granting of an option, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

8.      REGULATORY APPROVAL AND COMPLIANCE

        The Corporation shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

                        ARTICLE VI - CAPITAL ADJUSTMENTS

        The aggregate number and class of Shares for which options may be granted under this Plan, the number and class of Shares covered by each outstanding option and the exercise price per share thereof (but not the total price), and each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a split-up or consolidation of Shares or any like capital adjustment, or the payment of any stock dividend.

        In the event of any adjustment in the number of Shares covered by any option, any fractional Shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full Shares resulting from such adjustment.

                       ARTICLE VII - EXPENSES OF THE PLAN

        All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation, and none of such expenses shall be charged to any optionee.


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             ARTICLE VIII - EFFECTIVE DATE AND DURATION OF THE PLAN

        The Plan shall be effective upon adoption by the Board so long as it receives approval by the holders of a majority of the Corporation's outstanding shares of voting capital stock at the next Annual Meeting. The Plan shall continue in effect until it is terminated by action of the Board or the Corporation's shareholders, but such termination shall not affect the then-outstanding terms of any options.

                    ARTICLE IX - TERMINATION AND AMENDMENT OF THE PLAN

        The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that the Board may not amend the Plan without the approval of the Corporation's shareholders to materially increase the number of shares that may be issued under the Plan or change the class of individuals eligible to participate in the Plan. Any amendment of the Plan shall not impair or diminish any rights of an optionee or obligations of the Company under such option, regardless of when such option was granted, without the consent of the optionee.


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